Exhibit 99.1

Grocery Outlet Holding Corp. Announces Chief Purchasing Officer Retirement
EVP Matt Delly to Lead Purchasing and Merchandising Functions
Emeryville, CA – January 13, 2026 – Grocery Outlet Holding Corp. (NASDAQ: GO) (“Grocery Outlet” or the “Company”) today announced that Steve Wilson, EVP and Chief Purchasing Officer, will retire effective March 20, 2026, after 31 years of service. Industry veteran Matt Delly, who joined Grocery Outlet last year as Chief Merchandising Officer, will assume leadership over the Company’s purchasing and merchandising functions as its Chief Merchandising and Purchasing Officer. The integration of merchandising and purchasing operations under Mr. Delly’s leadership is expected to increase efficiency and strengthen performance as part of the Company’s strategic objective to drive execution at scale.
“Steve has been instrumental in shaping Grocery Outlet’s product and purchasing strategy and customer value proposition,” said Jason Potter, President and Chief Executive Officer of Grocery Outlet. “Among his many contributions, he has built an extraordinary buying team with deep expertise and the critical supplier relationships that are essential to support our unique buying model. We’re deeply grateful for Steve’s leadership over the past three decades, and we wish him and his family all the best in retirement.”
Mr. Wilson will work closely with the leadership team over the coming months to ensure a smooth and effective transition in support of the integration of the Company’s purchasing and merchandising functions.
“Combining our strong buying team with our new merchandising capabilities will advance our ongoing efforts to become a great selling organization,” said Mr. Potter. “Since joining Grocery Outlet last year, Matt has quickly proven himself as an exceptional leader and merchandiser, with the strategic rigor and operational discipline to improve efficiency today, while expanding our runway for tomorrow. I look forward to working with Matt and his newly integrated team as we build on and enhance the longstanding buying strength that truly differentiates Grocery Outlet, while driving better execution and increased support for our independent operators and our customers.”
About Grocery Outlet
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 560 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Nevada, Maryland, New Jersey, Ohio, North Carolina, Georgia, Alabama, Delaware, Kentucky and Virginia.
INVESTOR RELATIONS CONTACTS:
Ian Ferry
(510) 244-3703
iferry@cfgo.com
Ron Clark
(646) 776-0886
ron@ellipsista.com

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